Exhibit 19.1

Jefferson Capital, Inc.

Insider Trading Compliance Policy

Jefferson Capital, Inc. (the “Company”) seeks to promote a culture that encourages ethical conduct and a commitment to compliance with the law. We require our personnel to comply at all times with federal laws and regulations governing insider trading. This policy sets forth procedures designed to help comply with these laws and regulations.

Persons Covered

You must comply with this policy if you are:

•	a director, officer or employee;
•	an entity controlled by a director, officer or employee; or
•	a contractor, consultant, or other person designated by the Company.

Individuals subject to this policy are responsible for ensuring that members of their household comply with this policy.

Policy Statement

Unless otherwise permitted by this policy, you must not:

•	purchase, sell, gift or otherwise transfer any security of the Company while you possess material nonpublic information about the Company;
•

purchase, sell, gift or otherwise transfer any security of any other company, including a customer, supplier, business partner, or an economically-linked company, such as a competitor or peer company, while you possess material nonpublic information that you obtained in connection with your employment by or service to the Company (to the extent there is a reasonable likelihood that such information would be considered important to an investor in making an investment decision in such other company);

•	directly or indirectly communicate material nonpublic information to anyone outside the Company unless you follow Company policy regarding confidential information; or
•	directly or indirectly communicate material nonpublic information to anyone within the Company except on a need-to-know basis.

For this purpose:

•	securities includes stocks, bonds, notes, debentures, options, warrants, equity and other convertible securities, as well as derivative instruments;
•	purchase includes not only the actual purchase of a security, but also any contract to purchase or otherwise acquire a security;

•	sale includes not only the actual sale of a security, but also any contract to sell or otherwise dispose of a security;
•

material means likely to have a significant effect on the market price of the security (also understood to mean a substantial likelihood that a reasonable investor would consider the information important in making an investment decision); and

•	nonpublic means not broadly disseminated to the general public so that investors have been able to factor the information into the market price of the security.

To understand how these terms apply to specific circumstances, or for any other questions about this policy, you should ask the General Counsel.

Quarterly Blackout Periods

The General Counsel will designate a list of persons who (with their controlled entities and household members) must not purchase, sell, gift or otherwise transfer any security of the Company during any blackout period, except as otherwise permitted by this policy.

The quarterly blackout period:

•	begins on the 15th day of the last month of each fiscal quarter; and
•	ends after completion of the first trading day after the earnings release for that quarter.

Additional Blackout Periods

From time to time, the General Counsel may determine that an additional blackout period is appropriate. Persons subject to an additional blackout period must not purchase, sell, gift or otherwise transfer any security of the Company, except as otherwise permitted by this policy, and must not disclose that an additional blackout period is in effect.

Pre-Clearance of Transactions

The General Counsel will designate a list of persons who (with their controlled entities and household members) must pre-clear each transaction in any security of the Company.

To submit a pre-clearance request, you must follow the procedures established by the General Counsel.

Pre-clearance approval:

•	may be granted or withheld in the sole discretion of the General Counsel (or the Chief Financial Officer for transactions by the General Counsel);
•	remains valid for two business days for transactions without a proposed transaction date;

•	remains subject to your independent obligation to confirm that you do not possess material nonpublic information at the time of your transaction;
•	will not constitute legal advice that a proposed transaction complies with applicable law;
•	will not result in liability to the Company or any other person if delayed or withheld; and
•

is not required for “sell-to-cover” transactions pursuant to a policy adopted by the Company or transactions under a previously approved Rule 10b5-1 plan or a previously approved non-Rule 10b5-1 trading arrangement.

Exempt Transactions

This policy, except for provisions set forth in the Prohibited Transactions section below, does not apply to:

•	transactions directly with the Company;
•

gift transactions for family or estate planning purposes, where securities are gifted to a person or entity subject to this policy, except that gift transactions involving Company securities are subject to pre-clearance;

•

transactions relating to equity incentive awards without any open-market sale of securities (e.g., cash exercises of stock options or the “net settlement” of restricted stock units but not broker-assisted cashless exercises or open-market sales to cover taxes upon the vesting of restricted stock units);

•

“sell-to-cover” transactions pursuant to a non-discretionary policy adopted by the Company that is intended to facilitate the payment of withholding taxes associated with vesting of equity awards (other than stock options);

•	transactions under a pre-cleared Rule 10b5-1 plan; or
•	transactions under a pre-cleared non-Rule 10b5-1 trading arrangement as defined in Item 408(c) of Regulation S-K).

Trading Plans

The restrictions in this policy, except for provisions set forth in the Prohibited Transactions section below, do not apply to transactions under a trading plan that satisfies either:

•	the conditions of Rule 10b5-1; or
•	the elements of a non-Rule 10b5-1 trading arrangement as defined in Item 408(c) of Regulation S-K; and
•	the General Counsel has pre-approved.

A trading plan may be modified outside of a blackout period when you do not possess material nonpublic information. Modifications to and terminations of a trading plan must be pre-approved by the General Counsel.

Prohibited Transactions

You may not engage in:

•	short sales (i.e., sales of shares that you do not own at the time of sale);
•	options trading, including puts, calls, or other derivative securities on an exchange, an over-the-counter market, or any other organized market;
•

hedging transactions, such as prepaid variable forward contracts, equity swaps, collars, exchange funds, or other transactions that hedge or offset any decrease in market value of the Company’s equity securities; and

•	pledging Company securities as collateral for a loan, purchasing Company securities on margin (i.e., borrowing money to purchase the securities), or placing Company securities in a margin account.

Post-Termination Transactions

If you possess material nonpublic information when your employment by or service to the Company terminates, the restrictions set forth in “Policy Statement” above continue to apply until that information has become public or is no longer material.

Policy Administration

The General Counsel has authority to interpret, amend and implement this policy. This authority includes interpreting or waiving the terms of the policy, to the extent consistent with its general purpose and applicable securities laws. The Chief Financial Officer will administer the policy as it applies to any trading activity by the General Counsel. The Board will approve any waiver of the terms of this policy for directors or executive officers.

Certification of Compliance

You may be asked periodically to certify your compliance with the terms and provisions of this policy.